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                                                         EXHIBIT 5
                              December 11, 1997




Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Airgas, Inc.
          Registration Statement on Form S-8

Dear Sir or Madam:

     We have acted as counsel to Airgas Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     The Registration Statement covers 8,500,000 shares (the "Shares") of the Company's Common Stock which may be issued by the Company upon exercise of options available for grant under the Company's 1997 Stock Option Plan and the 1997 Directors' Stock Option Plan (the "Plans"). We have examined the Registration Statement, including the exhibits thereto, the Company's Certificate of Incorporation, as amended, the Company's Bylaws and the Plans. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of, and upon exercise of, the options to be granted under the Plans will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Sincerely,

                                   McCAUSLAND, KEEN & BUCKMAN



                                   By: /S/Nancy D. Weisberg
                                       _________________________________
                                       Nancy D. Weisberg, Vice President

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